July 2008
Pricing Sheet dated July 24, 2008 relating to
Preliminary Terms No. 694 dated June 24, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Currencies
Currency-Linked “Jump” Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar
Brazilian real + Hungarian forint + Mexican peso + Romanian leu
PRICING TERMS – JULY 24, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$7,793,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	July 24, 2008
Original issue date:	July 31, 2008 (5 business days after the pricing date)
Maturity date:	January 31, 2011
Principal protection:	100%
Interest:	None
Issuer call right:	None
Basket:	Basket currencies	Weighting	Initial exchange rate	Reference source
	Brazilian real	25.00%	1.57730	Reuters Page “BRFR”
	Hungarian forint	25.00%	148.17886	Reuters Page “ECB37” = (HUF/EUR) / (USD/EUR)
	Mexican peso	25.00%	10.03150	Reuters Page “WMRSPOT10”
	Romanian leu	25.00%	2.27996	Reuters Page “ECB37” = (RON/EUR) / (USD/EUR)
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
If the basket performance is greater than zero, the greater of:
(i)  the jump amount, and
(ii) $1,000 times (x) basket performance times (y) participation rate
If the basket performance is less than, or equal to, zero:
$0

Basket performance:	Sum of the currency performance values of each of the basket currencies
Currency performance value:	With respect to each basket currency: currency performance x weighting
Currency performance:	With respect to each basket currency: (initial exchange rate / final exchange rate) – 1
Jump amount:	$400
Participation rate:	100%
Initial exchange rate:	The exchange rate on the pricing date. See “Basket – Initial exchange rate” above.
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source.  See “Basket – Reference source” above.

Valuation date:	January 20, 2011
CUSIP:	6174467G8
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2%	98%
Total	$7,793,000	$155,860	$7,637,140
(1)         The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.
(2)         For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 694 dated June 24, 2008
Prospectus Supplement for Currency-linked Capital Protected Notes dated May 22, 2008
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.